Exhibit 21.1
SUBSIDIARIES OF PENSON WORLDWIDE, INC.
1. SAI Holdings, Inc. (a Texas corporation)
2. Penson Financial Services, Inc. (a North Carolina corporation that is a subsidiary of SAI Holdings, Inc.)
3. Nexa Technologies, Inc. (a Delaware corporation that is a subsidiary of SAI Holdings, Inc.)
4. Penson Holdings, Inc. (a Delaware corporation that is a subsidiary of SAI Holdings, Inc.)
5. Penson Financial Futures, Inc. (a Delaware corporation that is a subsidiary of SAI Holdings, Inc.)
6. SAH, Inc. (a Delaware corporation that is a subsidiary of SAI Holdings, Inc.)
7. Penson Financial Services Limited (a company incorporated in England that is a subsidiary of Penson Holdings, Inc.)
8. Worldwide Nominees Ltd. (a company incorporated in England that is a subsidiary of Penson Financial Services Limited)
9. Penson Financial Services Canada Inc. (a Canadian corporation that is a Subsidiary of Penson Holdings, Inc.)
10. Penson Ventures, Inc. (a Canadian corporation that is a Subsidiary of Penson Holdings, Inc.)
11. Penson Asia Limited (a Hong Kong company that is a subsidiary of Penson Holdings, Inc.)
12. Market Essentials Group, Inc. (a Canadian corporation that is a subsidiary of Penson Ventures, Inc.)
13. Turnpike Trading Systems, Inc. (a Canadian corporation that is a Subsidiary of Penson Ventures, Inc.)
14. GHP1, Inc. (a Texas corporation that is a subsidiary of SAI Holdings, Inc.)
15. GHP2, LLC (a Delaware limited liability company that is a subsidiary of GHP1, Inc.)
16. Penson GHCO (an Illinois general partnership that is a subsidiary of GHP1, Inc. and GHP2, LLC)